Exhibit 99.1

Bausch & Lomb Announces Receipt of Requisite Consents In Tender Offers and Consent Solicitations for Non-Convertible Debt Securities

FOR RELEASE THURSDAY, October 4, 2007

ROCHESTER, N.Y. — Bausch & Lomb (NYSE: BOL) (the “Company”) today announced that it has received tenders and consents representing a majority of each of its outstanding 6.95% Senior Notes due 2007, 5.90% Senior Notes due 2008, 6.56% Medium-Term Notes due 2026 and 7.125% Debentures due 2028 (collectively, the “Debt Securities”), all pursuant to its previously announced cash tender offers and consent solicitations for the Debt Securities.

As of 5:00 p.m., New York City time, on October 3, 2007 (the “Consent Payment Deadline”), the Company had received tenders and consents in respect of the following principal amounts of Debt Securities: $72,769,000 (or approximately 54.63% of the aggregate principal amount) of the 6.95% Senior Notes due 2007, $49,250,000 (or approximately 98.50% of the aggregate principal amount) of the 5.90% Senior Notes due 2008, $342,000 (or approximately 81.24% of the aggregate principal amount) of the 6.56% Medium-Term Notes due 2026 and $53,638,000 (or approximately 80.74% of the aggregate principal amount) of the 7.125% Debentures due 2028.

As a result of the receipt of the requisite consents for each series of Debt Securities, the Company expects to enter promptly into a supplemental indenture incorporating the proposed amendments, which eliminate or make less restrictive substantially all of the restrictive covenants, as well as certain events of default and related provisions in the indentures governing the Debt Securities.  The supplemental indenture will become operative upon acceptance and payment by the Company of the tendered Debt Securities.

The Consent Payment Deadline with respect to the tender offers and consent solicitations has now passed and withdrawal rights have terminated.  Holders of Debt Securities who have not already tendered their Debt Securities may do so at any time at or prior to 8:00 a.m., New York City time, on October 19, 2007, unless extended or earlier terminated by the Company, but such holders will only be eligible to receive the applicable tender offer price, which is an amount equal to the applicable purchase price less the applicable consent payment, for their Debt Securities, or $980 per $1,000 principal amount of Debt Securities tendered and accepted for payment.

In each case, holders whose Debt Securities are accepted for payment in the tender offers will receive accrued and unpaid interest in respect of such purchased Debt Securities to, but not including, the applicable settlement date.

The tender offers and consent solicitations are being made pursuant to the terms and conditions set forth in the Company’s Offer to Purchase and Consent Solicitation Statement for the Debt Securities dated September 19, 2007, and the related Letter of Transmittal and Consent (together, the “Offer to Purchase”).  The tender offers and consent solicitations are subject to the satisfaction of certain conditions, including closing of the proposed merger between the Company and an affiliate of Warburg Pincus LLC.  Further details about the terms and conditions of the tender offers and consent solicitations are set forth in the Offer to Purchase.

Citigroup Global Markets Inc., Banc of America Securities LLC, Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc. are acting as dealer managers for the tender offers and consent solicitations.  Questions regarding the transaction may be directed to Citigroup Global Markets Inc. by telephone at (800) 558-3745 (toll-free), Banc of America Securities LLC by telephone at (888) 628-8536 (toll-free) for the Debt Securities and (888) 583-8900 x2200 (toll-free) for the Convertible Securities, Credit Suisse Securities (USA) LLC by telephone at (212) 325-7596 (collect) or J.P. Morgan Securities Inc. by telephone at (212) 270-1477 (collect).

Global Bondholder Services is the information agent for the tender offers and consent solicitations.  Requests for documentation should be directed to Global Bondholder Services at (866) 540-1500 (toll-free).

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This news release is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any securities.  The tender offers and consent solicitations are being made solely pursuant to the Offer to Purchase, which set forth the complete terms of the tender offers and consent solicitations.

This news release contains, among other things, certain statements of a forward-looking nature relating to future events or the future business performance of Bausch & Lomb. Such statements involve a number of risks and uncertainties including those concerning the ability of the Company and the parties with which it contracts to develop and introduce products successfully as well as the risk factors listed from time to time in the Company’s SEC filings, including but not limited to filings on the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2006, filed on April 25, 2007, the Company’s Form 12b-25 filed on May 10, 2007 and the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007, filed on May 30, 2007.

Bausch & Lomb is the eye health company dedicated to perfecting vision and enhancing life for consumers around the world. Its core businesses include soft and rigid gas permeable contact lenses and lens care products, and ophthalmic surgical and pharmaceutical products. The Bausch & Lomb name is one of the best known and most respected healthcare brands in the world. Founded in 1853, the Company is headquartered in Rochester, New York, and employs approximately 13,000 people worldwide. Its products are available in more than 100 countries. More information about the Company can be found at www.bausch.com.

Copyright Bausch & Lomb Incorporated.